Exhibit 99.1

NEWS RELEASE

Enbridge Announces Retirement of Stephen J.J. Letwin

CALGARY, Alberta & HOUSTON, September 1, 2010 – Enbridge Inc. (TSX, NYSE: ENB) and Enbridge Energy Partners, L.P. (NYSE: EEP) (EEP) today announced that Stephen J.J. Letwin has advised that he will retire from his roles with Enbridge and its affiliate companies effective November 1, 2010. Mr. Letwin serves as Executive Vice President, Gas Transportation & International for Enbridge Inc., and holds Managing Director roles at Enbridge Energy Company, Inc., the General Partner of EEP, as well as Enbridge Energy Management, L.L.C.

“Steve Letwin has been a significant contributor over his 11 years as a member of Enbridge’s leadership team,” said Patrick D. Daniel, Enbridge’s President and Chief Executive Officer. “Steve’s expertise, industry experience and connections within the energy sector have benefited Enbridge over the past decade as we have grown to become one of North America’s leading energy transportation companies.

“In addition to his leadership at Enbridge, he has been a leader within industry and in the community,” Mr. Daniel added, noting Mr. Letwin’s role in responding to the recent pipeline leak in Michigan. “Steve brought his talents to bear in our response to the pipeline incident in Michigan, quickly and effectively taking the lead in establishing our community centers. I wish Steve all the best in his retirement and future endeavors.”

Mr. Letwin is responsible for Enbridge Inc.’s natural gas operations. He joined Enbridge Inc. as President and Chief Operating Officer of Energy Services in 1999. He was responsible for leading the relatively new retail energy services business unit to profitability. Mr. Letwin is also responsible for the company’s international business. As managing director of the general partner of EEP, Mr. Letwin played a key role in the growth of the company’s natural gas gathering and processing business in the United States.

About Enbridge Inc.

Enbridge Inc., a Canadian company, is a North American leader in delivering energy and one of the Global 100 Most Sustainable Corporations. As a transporter of energy, Enbridge operates, in Canada and the U.S., the world’s longest crude oil and liquids transportation system. The Company also has a growing involvement in the natural gas transmission and midstream businesses, and is expanding its interests in renewable and green energy technologies including wind and solar energy, hybrid fuel cells and carbon dioxide sequestration. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State. Enbridge employs approximately 6,500 people, primarily in Canada and the U.S., and is ranked as one of Canada’s Greenest Employers, and one of the Top 100 Companies to Work for in Canada. Enbridge’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit enbridge.com

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States, including the Enbridge North Dakota System. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 per cent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region. EEP’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of EEP and its sole asset is an approximate 14 per cent interest in EEP. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) (www.enbridge.com) is the general partner and holds an approximate 27 per cent interest in EEP.

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although Enbridge and its affiliate EEP believe that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Canadian securities filings for ENB, and American SEC filings for ENB and EEP. While Enbridge and EEP make these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge and EEP assume no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Enbridge Inc.

Media Jennifer Varey Media (403) 508-6563 or Toll Free: (888) 992-0997 Email: jennifer.varey@enbridge.com	Investor Relations Investment Community Vern Yu (403) 231-3946 Email: vern.yu@enbridge.com

Website: www.enbridge.com
Website: www.enbridgeindomefund.com

Enbridge Energy Partners, L.P.

Media Larry Springer Toll-free: (877) 496-8142 Email: usmedia@enbridge.com	Investor Relations Douglas Montgomery Toll-free: 1-866-EEP INFO or 1-866-337-4636 Email: eep@enbridge.com

Website: www.enbridgepartners.com

2